EXHIBIT 99.1
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    COOLSAVINGS REPORTS NET INCOME AND POSITIVE CASH FLOW FOR 2003


     Highlights:

     .     23% revenue growth for 2003;

     .     $0.7 million net income for 2003;

     .     $2.5 million positive cash flow for 2003;

     .     90% retention of top clients for 2003


CHICAGO, IL -- February 4, 2004 -- CoolSavings, Inc. (OTC:BB CSAV), an online direct marketing and media company, today reported results for the fourth quarter and year ended December 31, 2003. The Company posted net income of $1.5 million in the fourth quarter of 2003 compared to breakeven results during the same quarter of 2002. Net revenues in the fourth quarter of 2003 were $8.1 million compared to $8.3 million in the same period of 2002. The decrease in revenue reflected fewer new member registrations to the service due to a market increase in the pricing of online advertising. This decrease was partially offset by increased member activity.

Gross profit in the fourth quarter of 2003 was $7.6 million, or 94% of net revenues, compared to $8.1 million, or 97% of net revenues in the fourth quarter of 2002. The Company's total operating expenses in the fourth quarter of 2003 were $6.0 million compared to $7.8 million for the same period of 2002. Total operating expenses for the fourth quarter of 2003 included a charge for lease exit costs of $0.1 million and a credit for stock option compensation of $0.2 million. Total operating expenses for the fourth quarter of 2002 included a charge for lease exit costs of $0.3 million and no charge or credit for stock option compensation. The Company's income from operations was $1.6 million for the fourth quarter of 2003 compared to $0.3 million for the fourth quarter of 2002. Net income for the fourth quarter of 2003 was $1.5 million. Net income applicable to common stockholders for the fourth quarter of 2003 was $1.0 million, or $0.03 per basic share and $0.01 per diluted share, compared to a net loss applicable to common stockholders of $0.3 million, or $0.01 loss per basic and diluted share, reported for the same period of 2002. This improvement in net income was largely attributable to lower advertising expense, lower depreciation and amortization, and a reduction in charges incurred related to lease exit costs, stock option compensation expense and strong seasonal demand for the company's services.

"This was an important quarter and year for CoolSavings on a number of levels," said Matthew Moog, president and CEO of CoolSavings, Inc. "Attaining positive net income for the year and $1.5 million in net income during the fourth quarter are significant achievements. Likewise, we are very pleased at the honors we received this past year, and view them as an industry validation of our company and the hard work of our dedicated employees. With the enhancements we have made to our consumer data collection and targeting capabilities, and a solid client base containing many of the nation's largest advertisers, we believe we are poised for continued success in 2004."










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


FULL-YEAR FINANCIAL HIGHLIGHTS

Net revenues for 2003 were $32.4 million compared to $26.4 million in 2002. Gross profit in 2003 was $29.7 million, or 92% of net revenues, compared to $23.3 million, or 89% of net revenues in the prior year. The Company's total operating expenses in 2003 were $28.6 million compared to $30.5 million for the same period of 2002. Total operating expenses in 2003 included charges for lease exit costs, stock option compensation, and asset impairment of $0.5 million, $0.2 million, and $0.1 million, respectively. Total operating expenses for 2002 included charges for lease exit costs and asset impairment of $2.1 million and $1.2 million, respectively. The Company incurred no stock option compensation charge in 2002. The Company's income from operations was $1.1 million in 2003 compared to a loss of $7.2 million in 2002. Net income for 2003 was $0.7 million. Net loss applicable to common stockholders was $1.3 million, or $0.03 per basic and diluted share for 2003, compared to a net loss applicable to common stockholders of $9.2 million, or $0.24 per basic and diluted share, reported for 2002. This improvement in net loss was largely attributable to a reduction in charges for lease exit costs and asset impairment, a 23% increase in revenue, and a 60% decrease in depreciation and amortization expense in 2003 compared to 2002.


FINANCIAL CONDITION

At December 31, 2003, the Company had cash and cash equivalents of $7.3 million compared to $4.9 million at December 31, 2002. Accounts receivable, net of allowances for doubtful accounts, were $4.8 million at December 31, 2003 compared to $4.9 million at the end of 2002. Current liabilities totaled $12.4 million at December 31, 2003 compared to $11.9 million at the end of 2002.


ENHANCED CONSUMER DATA CAPABILITIES

During 2003, CoolSavings launched four new products that strengthened its ability to collect and use consumer data to help customers achieve their strategic marketing objectives.

The Company's new Real-Time Data Transfer feature enables marketers who need to generate sales leads and acquire names for their CRM programs to instantly receive and act on the contact information of interested consumers, who give their express permission to share their phone number, e-mail and/or home address and ask to be contacted via phone, e-mail or postal mail. The ability to phone responsive consumers immediately after they request to be contacted is especially beneficial for converting sales leads.

CoolSavings also introduced an advanced service offering called Profit Select modeling to its Lead Generation service. Profit Select creates custom scoring solutions, which are employed in real-time, to enable marketers who use 'soft' or 'bill me later' offers to minimize the risk of non-payment when targeting consumers through the CoolSavings Web site, e-mail or direct mail. Profit Select has been beneficial for a variety of advertisers in 2003, including Meredith Corporation. Judy Holby, Consumer Marketing Internet Manager at Meredith Corporation, commented, "CoolSavings' Profit Select program has nearly doubled our subscription conversion rate by identifying top-performing consumer segments for Better Homes and Gardens<registered trademark> Magazine." Overall activity from Lead Generation offers in 2003 rose 47% from the previous year.










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


CoolSavings' unique Select Response service, which triggers targeted e-mail and direct mail to consumers the instant they answer a client's customized survey questions, has added new advanced targeting capabilities, enabling marketers to additionally target survey respondents based on geographic and demographic data such as zip code, age, income, gender and ethnicity. Since launch in 2002, CoolSavings has generated more than 300 million responses to Select Response survey questions. The new version of Select Response has been particularly effective at helping clients reach consumers when their purchase interest in the company's product or service is highest, and has garnered an average response rate of 9% for client campaigns, with some advertisers receiving up to 25% consumer response.

In late 2003, CoolSavings also launched a new analytics service called E-mail Inventory Management (EIM) service. EIM incorporates e-mail response data into a proprietary advanced segmentation system and optimization engine to reduce and regulate household-level e-mail volume while increasing the relevancy of the e-mails each CoolSavings member receives, thereby generating greater member activity and revenues. Since EIM's debut in September 2003, the Company's e-mail list activation has increased by 5% per month and revenues from e-mail optimized by EIM have increased by over 35%. At the same time, through EIM the average CoolSavings household received 30% less e-mail per week from the Company, helping to satisfy CoolSavings members' desire to reduce the number of messages in their e-mail in-box. Overall activity from e-mail increased from 2002 to 2003, exceeding 49 million member responses.

"The collection and use of permission-based consumer data is central to CoolSavings' ability to deliver the right message to the right consumer at the right time," commented Moog. "The data collection, analytical and modeling improvements we have made to our core products in 2003 are an important step in making the CoolSavings service even more effective in helping our advertisers achieve their strategic marketing objectives."


CONTINUED CUSTOMER SUCCESS

CoolSavings experienced consistent customer success throughout 2003, maintaining a 90% retention rate among its 50 highest revenue-generating clients from 2002. In addition, CoolSavings' client base for the year comprised nearly 50% of the top 100 national advertisers of 2003.*

CoolSavings' new cross-channel marketing platform, Buy Anywhere, attracted key national retail advertisers in 2003. Through Buy Anywhere, retailers are able to provide CoolSavings members with the ability to quickly take advantage of their promotion at the retail channel of the shopper's choice, such as the company's physical store, Web site, catalog or call center.

More than 80 leading consumer packaged goods (CPG) clients used CoolSavings' service in 2003, resulting in a 94% increase in revenue from CPG companies from 2002 to 2003. Key products utilized by CPG clients include CoolSavings' Lead Generation service, enhanced Coupon Technology and the CoolSavings Marketing Network, a distribution network for promotional offers from CPG manufacturers, retailers and other marketers.


INCREASED REVENUE FROM MEMBER ACTIVITY

Member usage of the CoolSavings service remained strong during the year. More than 11.5 million CoolSavings members used CoolSavings 75 million times in 2003. Although new member registrations fell by 8% in 2003 compared to 2002, revenue producing actions, or consumer responses to offers, increased by 11%, reflecting better offer selection, improved usability and enhanced targeting.







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


CONSUMER PERMISSION AND PRIVACY

CoolSavings members are able to take advantage of CoolSavings' advertiser offers with confidence because CoolSavings is a 100% permission-based service with a stringent privacy policy, and is compliant with all requirements of the 2003 Federal CAN-SPAM law. Further, CoolSavings' e-mail service is even more proactive than the current law requires because it obtains affirmative consent from its members to receive CoolSavings e-mail, whereas CAN-SPAM allows companies to send e-mail to anyone they choose provided that the recipient is given the ability to unsubscribe if they do not wish to receive the communication.


INDUSTRY ACCOLADES

CoolSavings received a number of honors in 2003, including being named a finalist in the 1st Annual Webby Business Awards by the International Academy of Digital Arts & Sciences. CoolSavings' Webby award nomination was based on the Company's success in the areas of Sales Lead Generation and Increased Sales. In addition, CoolSavings' patented Coupon Technology Solution was honored among ten winners of the prestigious 2003 Chicago Innovation Awards for its market success and contribution to the industry.

CoolSavings was also named to the 2003 Deloitte Technology Fast 500 list of the fastest growing technology companies in North America, and to the Deloitte Fast 50 list of the fastest growing companies in Chicago. Rankings are based on average percentage revenue growth over five years, from 1998-2002. CoolSavings, Inc. grew 2,206 percent during this period.


BUSINESS OUTLOOK

THE FOLLOWING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ARE FORWARD-LOOKING AND ACTUAL RESULTS MAY DIFFER MATERIALLY. SEE "CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS" BELOW.

Looking to 2004, CoolSavings remains dedicated to its mission to be the leading provider of promotional offers to consumers while most effectively connecting marketers to their best customers. The Company will continue to offer a compelling consumer experience on its Web site by delivering valuable promotional offers to consumers from leading national brands. The company will also invest in the development and launch of a distribution network for lead generation offers and a rewards program, and will build closer relationships with major grocery retailers.

CoolSavings currently expects 2004 full year revenue to grow by approximately 20% and operating income to grow by approximately 200%. The Company expects first half revenues in 2004 to be flat compared to 2003, with most of the growth projected to occur in the second half of the year.


ABOUT COOLSAVINGS

CoolSavings is an online direct marketing and media company that provides smarter solutions to help marketers reach their target consumers. Combining a broad distribution network, sophisticated analytics and proprietary technology, CoolSavings enables a wide variety of advertisers to identify and engage their best customers using highly targeted services such as printable couponing, lead generation, e-mail, category newsletters, direct mail and product sampling. CoolSavings' popular consumer savings destination, coolsavings.com, is ranked the #1 coupon site on the Internet by Nielsen NetRatings.** CoolSavings' consumer database contains 11.5 million users who have been active in the last 12 months.

CoolSavings is a registered trademark of CoolSavings, Inc. Other product and company names herein may be trademarks of their respective owners.




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


CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release regarding CoolSavings' business that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements under "Business Outlook" and other statements regarding the Company's expectations, beliefs, hopes, intentions or strategies. Where possible, such forward-looking statements have been identified by use of words such as "project," "target," "forecast," "believe," "expects," and similar expressions. Known and unknown risks, uncertainties and other factors, both general and specific to the matters discussed in this press release, may cause CoolSavings' actual results and performance to differ materially from the future results and performance expressed in, or implied by, such forward-looking statements. These risks, uncertainties, and other factors include, without limitation, the Company's ability to meet any debt repayment or equity redemption demands of its preferred stockholders and CoolSavings' ability to protect its patents, trademarks and propriety rights, the successful introduction of new products by the Company, the ability to add new members, the ability to attract, assimilate and retain highly skilled personnel, and CoolSavings' ability to retain its advertisers. For further discussion of some of the risks, uncertainties and other factors which could cause actual results and performance to differ from those expressed in, or implied by, the forward-looking statements, see "Risk Factors" in CoolSavings' Form 10-Q for the quarter ended
September 30, 2003, as filed with the SEC. Except as expressly required by the federal securities laws, CoolSavings undertakes no obligation to update or revise any forward-looking statements as a result of new information, future events or developments, changed circumstances, or any other reason.

     *     Advertising Age, June 23, 2003

     **    Neilson/NetRatings, November 2003






































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                           COOLSAVINGS, INC.
                       STATEMENTS OF OPERATIONS
                              (Unaudited)
            (in thousands, except share and per share data)



                              FOR THE                 FOR THE
                        THREE MONTHS ENDED     TWELVE MONTHS ENDED
                     -----------------------  ----------------------
                       Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
                         2003        2002        2003        2002
                     -----------  ----------  ----------  ----------

Revenue:
  e-marketing
    services. . . . .$     8,013  $    8,282  $   32,119  $   26,088
  License
    royalties . . . .         66          66         273         272
                     -----------  ----------  ----------  ----------

Net revenues. . . . .      8,079       8,348      32,392      26,360
Cost of revenues. . .        493         250       2,654       3,030
                     -----------  ----------  ----------  ----------
Gross profit. . . . .      7,586       8,098      29,738      23,330
                     -----------  ----------  ----------  ----------

Operating
 expenses:
  Sales and
   marketing. . . . .      3,588       4,303      17,054      14,281
  Product
   development. . . .        778       1,060       3,033       4,002
  General and
   administrative . .      1,502       2,190       7,962       8,846
  Lease exit
   costs. . . . . . .         93         285         519       2,148
  Loss on asset
   impairment . . . .      --          --             81       1,233
                     -----------  ----------  ----------  ----------
Total operating
 expenses . . . . . .      5,961       7,838      28,649      30,510
                     -----------  ----------  ----------  ----------

Income (Loss)
 from operations. . .      1,625         260       1,089      (7,180)

Other income
 (expense):
  Interest and
   other income . . .          9           7          40          38
  Interest
   expense. . . . . .       (123)       (269)       (474)     (1,145)
                     -----------  ----------  ----------  ----------
Total other
 expense. . . . . . .       (114)       (262)       (434)     (1,107)
                     -----------  ----------  ----------  ----------













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


                           COOLSAVINGS, INC.
                 STATEMENTS OF OPERATIONS - CONTINUED
                              (Unaudited)
            (in thousands, except share and per share data)



                              FOR THE                 FOR THE
                        THREE MONTHS ENDED     TWELVE MONTHS ENDED
                     -----------------------  ----------------------
                       Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
                         2003        2002        2003        2002
                     -----------  ----------  ----------  ----------

Income (loss)
 before income
 taxes. . . . . . . .      1,511          (2)        655      (8,287)
Income taxes. . . . .      --          --          --          --
                     -----------  ----------  ----------  ----------

Net income (loss) . .      1,511          (2)        655      (8,287)

Cumulative
 dividend on
 Series B
 Preferred Stock. . .       (496)       (283)     (1,926)       (909)
                     -----------  ----------  ----------  ----------

Loss applicable
 to common
 stockholders . . . .$     1,015  $     (285) $   (1,271) $   (9,196)
                     ===========  ==========  ==========  ==========

Basic net loss
 per share. . . . . .$      0.03  $    (0.01) $    (0.03) $    (0.24)

Weighted average
 shares used in
 the calculation
 of basic net loss
 per share. . . . . . 39,132,073  39,093,660  39,107,203  39,093,660
                     ===========  ==========  ==========  ==========

Diluted net loss
 per share. . . . . .$      0.01  $    (0.01) $    (0.03) $    (0.24)

Weighted average
 shares used in
 the calculation
 of diluted net
 loss per share . . .227,687,202  39,093,660  39,107,203  39,093,660
                     ===========  ==========  ==========  ==========

--------------------


CONTACT:   CoolSavings, Inc.
           Melissa Rabin, 312-224-5153
           melissa@coolsavings.com

           or

           Kupper Parker Communications
           Mary Scholz Barber, 314-290-2013
           mbarber@kupperparker.com


SOURCE:    CoolSavings, Inc.


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